THE PATTERSON CAPITAL CORPORATION

                                 CODE OF ETHICS

                                TABLE OF CONTENTS

Section I.  Scope and General Principles.......................................1
   1.  Persons subject to this code............................................1
   2.  Standard of Business Conduct............................................1
Section II.  Conflicts of Interest.............................................3
   1.  Competing with Client Trades............................................3
   2.  Personal Interest in Client Securities Transactions.....................3
   3.  Benefiting from Referrals...............................................3
   4.  Personal Transactions with Clients......................................3
   5.  Outside Business Activities.............................................3
Section III.  Confidential Information and Insider Trading.....................4
   1.  Non-disclosure of Confidential Information..............................4
   2.  "Material Non-Public Information" and Insider Trading...................4
Section IV.  Personal Securities Transactions..................................6
   1.  Definitions.............................................................6
   2.  Restricted Investments..................................................6
   3.  Pre-Clearance of Investments in IPOs and Limited Offerings..............7
Section V.  Personal Securities Reporting Procedures...........................9
   1.  Scope...................................................................9
   2.  New Employee and Annual Holdings Reports................................9
   3.  Quarterly Transaction Reports..........................................10
   4.  New Brokerage Account Reports..........................................10
   5.  Exemption from Reporting Rules.........................................11
   6.  Submission, Review and Maintenance of Personal Securities Reports......11
   7.  Confidentiality of Reports.............................................12
Section VI.  Gift and Entertainment Policy and Reporting Procedures...........13
   1.  Scope and General Principles...........................................13
   2.  Definitions............................................................13
   3.  Solicitation of Gratuities.............................................14
   4.  Cash Gifts.............................................................14
   5.  Prohibition against Extravagant or Inappropriate Gratuities............14
   6.  No Pre-Approval Required for Reasonable Entertainment..................14
   7.  Pre-Approval Required for Gifts in excess of $250 Annually.............15
   8.  Procedure for Pre-Approval of Gratuities...............................15
   9.  Quarterly Gifts and Entertainment Reports..............................15
   10.  Submission, Review and Maintenance of Gift and Entertainment Reports..16
Section VII.  Oversight and Compliance with the Code..........................17
Section VIII.  Reporting of Violations........................................18
Section IX.  Record Keeping...................................................19
Acknowledgment................................................................20

Effective as of January 1, 2008.

                        THE PATTERSON CAPITAL CORPORATION
                                 CODE OF ETHICS


Section I         Scope and General Principles
                  ----------------------------

1.     Persons subject to this code

       All supervised persons of The Patterson Capital Corporation ("Patterson" or "firm"), including directors, officers and employees, shall be considered "persons subject to this code." For the sake of convenience, all such persons will be collectively referred to hereinafter as "employees." Independent contractors and consultants performing services for the firm shall not be considered "persons subject to this code" unless they provide investment advice on behalf of Patterson.

2.     Standard of Business Conduct

       This Code of Ethics is based on the principle that Patterson owes an overarching fiduciary duty to the firm's clients and that it is the obligation of the firm's employees to uphold that fundamental duty.
       Employees must place the interests of the firm and its clients before their own interests and conduct all business dealings with the highest ethical standards of openness, integrity, honesty and trust. Also, employees must at all times comply with applicable federal securities laws and with the provisions of this code.

       Generally, "compliance with federal securities laws" means that, in connection with business activities on behalf of the firm, employees must not violate federal securities laws, including, but not limited to, the Advisers Act of 1940 and the rules or regulations promulgated thereunder, and, to the extent Patterson serves as an adviser or sub-adviser to a registered investment company, such provisions of the Investment Company Act of 1940 and the rules or regulations promulgated thereunder as are applicable to Fund advisers or sub-advisers. Though not intended as an all-inclusive list, employees specifically are prohibited from:
       (a) Defrauding any Patterson client or prospective client in any manner;
       (b) Misleading or deceiving any Patterson client or prospective client in any manner, including by making a statement that misstates or omits a material fact (i.e., a fact about which a reasonably prudent investor should be informed when hiring an adviser or making any other investment decision);
       (c) Engaging in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client or prospective client;
       (d) Engaging in any manipulative practice with respect to any client or prospective client; or
       (e) Engaging in any manipulative practice with respect to securities, including price manipulation.


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       The term  "client",  as it  appears  above  and  elsewhere  in the  code, includes any mutual fund (i.e., registered investment company) for which Patterson serves as an investment adviser or sub-adviser, in accordance with Rule 17j-1 promulgated under the Investment Company Act.

       Generally, "compliance with the provisions of this code" means that, in connection with business activities on behalf of the firm, employees must:
       (a) Avoid conflicts of interest whenever possible, and acknowledge conflicts that can not be avoided;
       (b) Maintain information about the firm's clients and client security holdings in complete confidence;
       (c) Conduct personal securities transactions in a manner consistent with this code; and,
       (d) Avoid using their position with the firm and/or their relationship or familiarity with the firm's clients and client securities transactions for personal gain unrelated to their compensation arrangements with Patterson.

       In addition to this general standard of business conduct, employees must comply with the specific provisions set forth in the following sections of this code.


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Section II        Conflicts of Interest
                  ---------------------

Employees must try to avoid actual conflicts of interest and the appearance of conflict or impropriety whenever possible, and fully disclose all material facts concerning any conflict or potential conflict that may arise with respect to any client. The following rules relate to some specific conflicts that may arise, but this list is not intended to be all-inclusive:

1.     Competing with Client Trades.

       Employees are prohibited from using knowledge about pending or current client securities transactions for personal gain or to benefit other persons. Specific applications of this rule are set forth below in Sections III and IV.

2.     Personal Interest in Client Securities Transactions

       Employees are prohibited from recommending, implementing or considering any security transaction for a client without first having disclosed to the firm's Chief Compliance Officer (CCO) any direct or indirect pecuniary interest in the security. If the CCO deems the disclosed interest to present a material conflict, the employee may not participate in any decision-making process regarding the securities of that issuer.

3.     Benefiting from Referrals

       Employees are prohibited from requesting or accepting any personal benefit in return for recommending brokers, custodians or other service providers to a firm client or prospective client. Employees shall refer client trades to broker-dealers based only on best execution considerations.

4.     Personal Transactions with Clients

       Employees are prohibited from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.

5.     Outside Business Activities

       Employees are prohibited from engaging in outside business activities that may give rise to conflicts of interest with their fiduciary responsibilities at Patterson or jeopardize Patterson's integrity or reputation, or that may otherwise be inconsistent with the interests of Patterson's managed client accounts. No employee may serve as a director of a public or private company, except with the prior approval of Patterson's President.


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


Section III       Confidential Information and Insider Trading
                  --------------------------------------------

1.     Non-disclosure of Confidential Information

       All information about clients and client accounts, and non-public information about Patterson, is confidential and must not be disclosed. Specifically, employees are:

       (a) Prohibited from disclosing to persons outside the firm any information about clients and former clients (unless the client has provided written consent), including information about client financial circumstances and client security holdings, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes, such as to provide necessary information to clients, to persons providing services to Patterson or for the client's account (e.g., broker-dealers, custodians and consultants), or in response to information requests from regulatory agencies.

       (b) Prohibited from disclosing to persons outside the firm any non-public information about Patterson, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes, such as to provide necessary information to consultants, broker-dealers, custodians or other persons providing services to clients or prospective clients or information requests from regulatory agencies. "Non-public information about Patterson" refers to any information about Patterson that the firm would not want to be made public, including, but not limited to, securities transactions being contemplated or executed by Patterson, and the firm's trading strategies.

2.     "Material Non-Public Information" and Insider Trading

       If an employee is aware of "material non-public information" he or she may not profit from that insider information by making personal securities trades or enabling another to profit by trading for clients or other persons, recommending a trade based upon that information, or communicating the information to others. Information is "material" if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision about a security. Information is "non-public" if it is not broadly available in the securities marketplace (e.g., through widely circulated brokerage, financial services or media reports) or contained in public filings with the SEC. There are two categories of prohibited insider trading:

       (a)    "Material Non-Public Information" about Issuers of Securities

              Insider trades typically involve "material non-public information" about issuers of equity or fixed-income securities. Patterson neither issues nor is affiliated with any issuer of securities. However, some of the firm's employees, as part of their duties, communicate with sales representatives of


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


              issuers of fixed-income debt securities, such as corporate bonds, and any firm employee might be in a position to acquire material non-public information about an issuer through friends or relatives (e.g., if an employee's spouse is a high-level corporate officer for an issuer or works for an attorney handling corporate mergers).

              Regardless of its source, any employee who obtains "material non-public information" about any issuer of equity or fixed-income securities is prohibited from making any personal trades, client trades or trades for other persons based upon that information; recommending a trade to any client or other person based upon that information; or communicating that information to clients, other firm employees or any persons outside of the firm.

       (b)    "Material   Non-Public   Information"   about  Patterson's  Client
              Accounts

              The SEC takes the position, which this firm follows, that "material non-public information" also includes an adviser's securities recommendations and contemplated trades, as well as client securities holdings and transactions. Employees are not permitted to use "material non-public information" about Patterson's client accounts for personal gain or to benefit any other persons.

              Therefore, employees are prohibited from communicating any "material nonpublic information" about Patterson's securities recommendations, contemplated trades on behalf of Patterson's client accounts, or client securities holdings and transactions to persons other than (1) firm employees engaged in making investment recommendations or decisions for client accounts, making trades for client accounts, or providing data entry, reconciliation or other services ancillary to those functions; (2) the clients for whom such trades are being made or contemplated; and (3) persons providing services to Patterson for a client's account (e.g., broker-dealers, custodians and consultants). Employees also are prohibited from making any personal trades, recommending a trade, or trading for persons other than firm clients based upon such information.


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


Section IV        Personal Securities Transactions
                  --------------------------------

1.     Definitions

       (a) "Non-reportable securities" means any of the following:

              i. Direct obligations of the Government of the United States (e.g., U.S. Treasury securities);
              ii. Banker's acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments+, including repurchase agreements;
              iii.   Shares in money market funds;
              iv. Shares in open-end mutual funds (other than reportable funds*); and,
              v. Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are reportable funds.

       (b) "Reportable securities" means all securities as defined in section 202 (a) (18) of the Investment Advisors Act, except those listed as "non-reportable" in subparagraph (a) above.

       (c) A security is "being considered for purchase or sale" by Patterson when a recommendation to purchase or sell a security for a client account has been communicated to a Patterson employee with the power to make investment decisions.

       (d) An employee has "beneficial ownership" of securities when he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. A pecuniary interest means the opportunity to share in any profit derived from a transaction in the subject security. An indirect pecuniary interest includes, but is not limited to, securities that are held by an employee's immediate family members sharing that employee's household.

2.     Restricted Investments

       (a) Employees are prohibited from investing in or acquiring beneficial ownership of any "reportable" fixed income securities (e.g., corporate bonds and other non-governmental debt securities) held in any client accounts.

       (b) Employees that are involved in recommending and/or deciding which securities to buy or sell for client accounts managed by
              Patterson,  and employees with access to  information  about which securities are being considered for purchase or sale, are prohibited from engaging in personal

____________________________________
+ The SEC defines "high quality" to mean an instrument rated in one of the two highest rating categories, and "short term" to mean an instrument having a maturity at issuance of less than 366 days.
* Any Fund for which Patterson serves as an investment adviser or sub-adviser is a "reportable fund".


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


              securities transactions involving any "reportable" fixed income securities being considered for purchase or sale by Patterson, until after Patterson has bought or sold the securities under consideration or until Patterson decides not to buy or sell those securities.

       (c) In view of the prohibitions involving investments in "reportable" fixed-income securities, set forth in subparagraphs 2(a) and (b) above, and the fact that there is such a low probability that personal employee transactions in "non-reportable" fixed-income securities (e.g., governmental debt securities, money market funds and open-end mutual funds) or equity securities could affect the market value of securities traded for Patterson's managed accounts in a manner which might compete with transactions made for client accounts or provide any benefit to employees arising from such client transactions, Patterson does not impose "blackout" periods on personal trading activities of "non-reportable" fixed-income securities or equity securities.

       (d) Before investing or acquiring a beneficial interest in any "reportable" fixed-income securities, employees are responsible for determining whether the securities are held in any client accounts managed by Patterson. If an employee is uncertain whether a security is held in client accounts the employee should consult with the CCO, who has access to a current list of securities held in client portfolios. If the security appears on the current list of client securities the employee is prohibited from making the contemplated investment.

       (e) An exception to any of the policies set forth in this "Restricted Investments" subsection may be granted only upon demonstrating to Patterson's President and CCO that an employee would suffer extreme financial hardship should an exception not be granted. The CCO shall maintain a dated written record of any employee applications for an exception, which must identify the security transaction for which the exception was sought, describe the nature of the employee's financial hardship, and show whether the President and CCO granted or denied the exception.

3.     Pre-Clearance of Investments in IPOs and Limited Offerings

       In accordance with Adviser Act Rule 204A-1(c), employees are required to obtain approval ("pre-clearance") before they directly or indirectly acquire beneficial ownership in any equity or fixed-income securities issued as part of an initial public offering (IPO) or a limited offering, as follows:

       (a) Initial Public Offerings - Employees must receive pre-clearance from the CCO for any security offered in an Initial Public Offering (IPO). In deciding whether to approve such transaction the CCO should take into account whether the opportunity is being offered to the employee by virtue of his or her position with Patterson.


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


       (b) Limited or Private Offerings - Employees must receive pre-clearance from the CCO for any acquisition of securities in a limited offering (e.g., private placement). In deciding whether to approve such transaction the CCO should take into account whether the opportunity is being offered to the employee by virtue of his or her position with Patterson.

       (c) Employees who have been authorized to acquire securities in an IPO or private placement are required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer for a client's account, and, in such circumstances, the decision to purchase securities of the issuer for the client should be made either by another employee or, at a minimum, should be subject to independent review by investment personnel with no personal interest in the issuer; and

       (d) The CCO shall maintain a dated written record of any employee requests for pre-clearance to acquire securities in an IPO or private placement, which must identify the security transaction for which the approval is sought, explain the basis on which the opportunity was offered to the employee, and show whether the CCO granted or denied approval.


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


Section V         Personal Securities Reporting Procedures
                  ----------------------------------------

1.     Scope

       For purposes of this section only, the term "employees" shall mean any Patterson director, officer or employee who is an "access person" as defined by Adviser Act Rule 204A-1(e)(1) or Investment Company Act Rule 17j-1. The term "access person" includes any "supervised person" or "advisory person" who:

       (a) Has access to nonpublic information regarding the purchase or sale of securities for client accounts, or nonpublic information regarding the portfolio holdings of any fund for which Patterson acts as an adviser or sub-adviser; or

       (b) Is involved in making recommendations regarding the purchase or sale of securities for client accounts, or has access to such recommendations.

2. New Employee and Annual Holdings Reports - Employees must submit a report of all personal securities holdings within 10 days after beginning their employment at Patterson, and annually after that on a date to be designated by the CCO. Such Holdings Reports must be current as of a date no more than 45 days prior to the date submitted. Each Holdings Reports must:

       (a) Identify each account in which any securities are held for an employee's direct or indirect benefit, regardless of whether the securities are reportable or non-reportable. For each account, the Holdings Report must list the name of the broker, dealer or bank where the account is maintained, and the account numbers or identifiers associated with the account.

       (b) Provide information about each reportable security in which an employee has any direct or indirect beneficial ownership. For each reportable security, the Holdings Report must list the title and exchange ticker symbol or CUSIP number, type of security (e.g., stock or bond), number of shares or units and principal amount (if applicable).

       (c) Show the date submitted and contain the employee's signature.

       Preformatted Holdings Report forms have been prepared and will be presented to employees in advance of their due date. Employees are permitted to submit duplicate copies of their brokerage account statements as part of their Holdings Reports, but the signed and dated Holdings Report form must be submitted as required by subparagraph (c).

       In the event an employee has nothing to report (i.e., no reportable securities and no account in which any securities are held for the employee's benefit), the employee must confirm that fact by initialing the statement to that effect on the Holdings Report form and submitting the signed and dated form.


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


3.     Quarterly Transaction Reports

       Within 30 days after the end of each calendar quarter, employees must submit Transaction Reports covering the prior quarter's activity for all reportable securities. The Transaction Reports must include information about each transaction involving a reportable security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The Transaction Reports must include:

       (a) The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved;
       (b)    The type of the transaction (e.g., purchase or sale);
       (c)    The price of the security at which the transaction was effected;
       (d) The name of the broker, dealer, or bank with or through which the transaction was effected; and, (e) The date the report is submitted.

       Preformatted  Quarterly  Transaction  Report forms have been prepared and will be made available to all employees. Employees are permitted to submit duplicate copies of their brokerage trade confirms and account statements in lieu of the preformatted Transaction Report forms, provided that (1) such broker confirms and statements identify, and provide all of the required information about, each transaction involving a reportable security within the calendar quarter, and (2) such confirms and statements are submitted within 30 days after the end of the calendar quarter. The person to whom the duplicate brokerage documents are submitted shall, by handwritten entry or date stamp, note on the first page of each such brokerage document the date it was received.

4.     New Brokerage Account Reports:

       Employees must submit New Brokerage Account Reports within 30 days after the end of a calendar quarter if, during the prior quarter, they established a new brokerage account in which any (i.e., even non-reportable) securities were held for the direct or indirect benefit of the employee. The New Brokerage Account Reports must include the following information:

       (a) The name of the broker, dealer or bank with which the employee established each account and the account number or identifier associated with each account;
       (b)    The date each account was established; and,
       (c)    The date the report is submitted.

       Preformatted New Brokerage Account Report forms have been prepared and will be made available to all employees. Employees are permitted to submit duplicate


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


       copies of their trade confirms or brokerage account statements for any newly established accounts in lieu of formal New Brokerage Account Reports, provided that (1) such brokerage documents identify, and provide all of the required information about, any newly opened accounts, and (2) such documents are submitted within 30 days after the end of the calendar quarter during which the account was opened. The person to whom the duplicate brokerage documents are submitted shall, by handwritten entry or date stamp, note on the first page of each such brokerage document the date it was received.

5.     Exemption from Reporting Rules

       In accordance with Advisers Act Rule 204A-1(b)(3) and Investment Company Act Rule 17j-1(d)(2), Patterson has elected to exempt the need to report the following:

       (a) Any Holdings or Transaction reports with respect to securities held in accounts over which an employee has no direct or indirect influence or control; and,

       (b) Any Transaction Report with respect to transactions effected pursuant to an automatic investment plan (including a dividend reinvestment plan).

       For purposes of subparagraph 5(a), "direct or indirect influence or control" means the ability to directly or indirectly influence or control decisions about which securities to buy or sell for the account or the timing of such trades. For purposes of subparagraph 5(b), "automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account in accordance with a predetermined schedule.

6.     Submission, Review and Maintenance of Personal Securities Reports

       All employees except Joseph Patterson shall submit personal securities reports in a timely manner to the firm's Chief Compliance Officer or, if she is unavailable, to the Compliance Assistant, who shall accept reports on behalf of the CCO. Mr. Patterson shall submit his reports in a timely manner to the firm's Controller, Bernie Jarek. The CCO shall maintain the personal securities reports submitted by all employees other than Joseph Patterson. Mr. Jarek shall maintain Mr. Patterson's personal securities reports.

       Personal securities reports shall be reviewed within 30 days after submission to ensure that employees have complied with the provisions of this code, including but not limited to those provision relating to restricted investments and insider trading. The CCO shall be responsible for ensuring that personal securities reports are properly reviewed. The CCO may delegate review responsibilities to a Reviewer designated by the CCO. The CCO has designated Bernie Jarek as a Reviewer with sole responsibility for reviewing reports submitted by Mr. Patterson. Within 30 days after his receipt of each personal securities report from Mr. Patterson, Mr.

       Jarek shall confirm in writing to the CCO his review of Mr. Patterson's report and the results of his review. The CCO shall maintain records confirming the results of all such reviews, including Mr. Jarek's confirmations.

7.     Confidentiality of Reports

       Patterson maintains in strict confidence all reports submitted in accordance with this section of the code, including brokerage trade confirms and statements submitted as part of or in lieu of such reports, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Section VI        Gift and Entertainment Policy and Reporting Procedures
                  ------------------------------------------------------

1.     Scope and General Principles

       The guiding principle of this section is that Patterson and firms seeking to do business with Patterson should compete for business on the basis of providing the best professional services, not gratuities. The corollary of this principle is that Patterson employees should not violate their fiduciary obligations by accepting any gratuity that is intended or would be likely to influence their decision-making regarding Patterson's business, and that Patterson employees should not give any gratuity that is intended or would be likely to influence a business contact (as that term is defined below) in violation of the contact's fiduciary obligations to his or her employer.

       This section is intended to govern business-related gratuities. "Business-related" means gifts or entertainment received from or provided to: a vendor, broker-dealer, consultant, custodian, client or prospective client; a charitable foundation or a fundraising event associated with or sponsored by any such entity; or an employee or representative of any such entity. For the sake of convenience, all such entities and persons are collectively referred to as "business contacts."

       Because Patterson believes that non-cash gifts of de minimis value do not create a potential conflict of interest, promotional or "logo" items valued at less than $25, and other de minimis "business-related" gifts valued at less than $25 are excluded from the scope of this Section. Such items should not be counted toward the annual $250 pre-approval threshold specified in paragraph 7 and are not subject to the reporting requirements of paragraph 9 below.

       Gifts or entertainment received from or given to any persons or entities unrelated to Patterson's business also do not fall within the scope of this section.

2.     Definitions

       (a) "Entertainment" refers only to expenses incurred while meeting with or entertaining a business contact (including, but not limited to, the cost of meals related to such meetings and the cost of the round of golf or other entertainment). In order to qualify as an "entertainment" expense, the person providing the "entertainment" must be present.

       (b) "Gift" means anything of value other than "entertainment" expenses as defined above.

       (c)    "Gratuities" includes both gifts and entertainment.

3.     Solicitation of Gratuities

       (a) Employees are prohibited from soliciting gifts or entertainment from any business contacts.

       (b) Employees that receive a request from a business contact to contribute to a charitable foundation or other fundraising event, or for any other gratuities, must forward the request to Patterson's CCO for pre-approval.

4.     Cash Gifts

       (a) Employees are prohibited from accepting gifts of cash or cash equivalents from any business contacts.

       (b) Employees are prohibited from giving gifts of cash or cash equivalents to any business contacts, EXCEPT that employees are permitted to contribute to charitable foundations and other fundraising events associated with or sponsored by business contacts PROVIDED such payments have been pre-approved by the firm's CCO.

5.     Prohibition against Extravagant or Inappropriate Gratuities

       (a) Employees are prohibited from providing or accepting any extravagant gifts or entertainment. A gratuity is "extravagant" if it creates the potential for a conflict of interest because it would be likely to influence the recipient's decision-making regarding Patterson's business. Whether a gratuity is "extravagant" will depend upon the facts and circumstances. Employees should consult the CCO if they have any questions.

       (b) Employees are prohibited from providing or accepting any inappropriate gifts or entertainment. The term "inappropriate gratuities" includes any gift or entertainment that would be illegal or that would jeopardize the reputation of Patterson, its clients or prospective clients. Employees are expected to exercise sound judgment at all times and to conduct themselves in such a manner as to protect the firm's reputation for integrity and professionalism.

6.     No Pre-Approval Required for Reasonable Entertainment

       Employees may, in the normal course of business, provide or accept reasonable entertainment without pre-approval and without regard to a specific threshold amount. "Reasonable entertainment" means entertainment that is not "extravagant" or "inappropriate" as those terms are defined in paragraph "5" above. Examples of "reasonable" entertainment" would include, but are not limited to, a breakfast, lunch or dinner meeting with business contacts, playing an occasional round of golf with business contacts, or a combination of golf and a lunch or dinner meeting.

7.     Pre-Approval Required for Gifts in excess of $250 Annually

       Employees are permitted, during any calendar year, to give gifts valued in total at not more than $250 to a business contact without pre-approval. Likewise, employees are permitted, during any calendar year, to receive gifts valued in total at not more than $250 from a business contact without pre-approval.

       An employee must obtain approval before accepting or giving a gift valued at more than $250. If an employee gives a business contact, or receives from a business contact, more than one gift during the same calendar year, the employee must obtain approval before accepting or giving any gift which would take the yearly total value above $250.

8.     Procedure for Pre-Approval of Gratuities

       (a) Employees must seek pre-approval of any cash gifts permitted by subparagraph 4(b) and of all non-cash gifts in excess of $250 in any calendar year.

       (b) An employee wishing to obtain pre-approval shall submit a written request to the CCO identifying the proposed gift or entertainment and its value; the third-party recipient or donor of the proposed gratuity; and the relationship (if any) between the employee and the third-party or the entity with which the third-party is employed or associated, or the relationship between that person or entity and Patterson. Where an employee receives a written solicitation requesting a gratuity, as discussed in subparagraph 4(b) above, the employee may submit a copy of that written solicitation to the CCO for purposes of requesting pre-approval.

       (c) In deciding whether to approve a gratuity for which pre-approval is sought, the CCO should take into account whether, under the circumstances, the gratuity is extravagant or inappropriate as discussed in paragraph 5.

       (d) The CCO shall maintain a record of each request for pre-approval together with her decision. Even when a gratuity has been pre-approved, the employee shall nevertheless be required to report that gift or entertainment as specified in paragraph 9 below, after the expense has been incurred.

9.     Quarterly Gift and Entertainment Reports

       In order to properly monitor compliance with this policy, and in the interests of disclosure, employees who received or provided any gifts or entertainment within the scope of this section during any calendar quarter, including any gratuities that were pre-approved, must submit a report covering the prior quarter's gifts and/or entertainment within 30 days after the end of such calendar quarter, as follows.

       The Gift and Entertainment Reports must contain:
       (a) The date the gift or entertainment was provided or received, or the date the expense was incurred;
       (b) A brief description of the gift (e.g., "1 golf club", "4 i-pods", etc) or entertainment (e.g., "lunch meeting," "golf and lunch meeting at La Jolla CC," etc.);
       (c) The name of the business contact(s) from whom you received, or to whom you provided, the gift or entertainment, and their business affiliation;
       (d) The total value of the gift or entertainment, but if you provided a gift or entertainment to more than one person (e.g., 4 i-pods to be given to four different recipients, or two persons treated to lunch and golf), the averaged per-person cost of the gift or entertainment instead of the total value; and,
       (e)    The date submitted and employee's signature.

       Preformatted Gift and Entertainment Report forms have been prepared and will be made available to all employees. Remember that for "entertainment" expenses the person providing entertainment must be present at the event (e.g., meal or round of golf). By signing the form, you are certifying that you were present at each "entertainment" you provided, or that--in the case of entertainment provided to you--the providing business contact was present. If you were present for a luncheon meeting but not for the round of golf, the cost of lunch would be reported as "entertainment" but the cost of the round of golf must be listed as a "gift."

10.    Submission, Review and Maintenance of Gift and Entertainment Reports

       All employees shall submit gift and/or entertainment reports in a timely manner to the firm's Chief Compliance Officer or, if she is unavailable, to the Compliance Assistant, who shall accept reports on behalf of the CCO. An employee who is unable to submit a gift or entertainment report in a timely manner shall notify the CCO in writing (e.g. by email) of the reason for the delay and the date by which they expect to submit the report. The CCO may grant a reasonable extension of time for the submission of the gift or entertainment report if she is satisfied that an extension is justified under the circumstances. The CCO shall maintain the gift and entertainment reports submitted by employees, and records of any extensions granted or denied to any employee.

       Gift and entertainment reports shall be reviewed within 30 days after submission to ensure that employees have complied with the provisions of this section and with other sections of this code. The CCO shall be responsible for ensuring that such reports are properly reviewed. The CCO may delegate review responsibilities to a Reviewer designated by the CCO. The CCO shall maintain records confirming the results of all such reviews.

Section VII       Oversight and Compliance with the Code
                  --------------------------------------

1. Patterson's CCO may designate at will as a "Reviewer" under this code any employee or other person she deems appropriate. The CCO shall be responsible for ensuring that a "Reviewer" is familiar with all sections of the code pertinent to the reviews that person will be conducting, qualified and competent to perform the assigned reviews, and understands any provisions of federal securities law applicable to the assigned reviews. The CCO shall make and maintain a dated written record of each designation hereunder.

2. In accordance with Advisers Act Rule 204A-1, the CCO shall be responsible for ensuring that Patterson provides its supervised persons with a copy of the code and any subsequent amendments, and that all supervised persons submit written acknowledgments of their receipt thereof. In accordance with Investment Company Act Rule 17j-1(c)(2), the CCO also shall be responsible for ensuring that Patterson provides a copy of the firm's code and notification of any material code of ethics changes to the boards of any registered investment companies for which Patterson serves as an investment adviser or sub-adviser. The CCO shall be responsible for ensuring that these actions occur no later than 60 days after adoption of the code and any amendments.

3. All supervised persons shall annually certify on forms to be supplied by Patterson that they have read, understood, and complied with Patterson's code of ethics.

4. The CCO shall be responsible for coordinating Patterson's continuing education program to train and educate employees in all aspects of the code and its application. Training will occur periodically and all supervised persons are required to attend training sessions. Employees unable to attend a training session must review the DVD or other training materials at their earliest possible opportunity. The CCO shall maintain a record of the employees that attended each training session or subsequently reviewed the training materials.

5. Patterson also encourages its employees to seek assistance from the CCO or any member of the Compliance Staff if they have any questions about the firm's code of ethics--including but not limited to questions about how the code would apply to any contemplated action or transaction--in order to avoid an action or transaction which might violate the code or result in a possible violation.

6. Employees are advised that violation of the firm's code of ethics may result in any disciplinary action that Patterson deems appropriate, including disgorgement of profits, a warning, suspension with or without pay, demotion, and/or termination of employment. In addition to employment sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Section VIII      Reporting of Violations
                  -----------------------

Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Patterson permits reports to be submitted anonymously. The following further provisions apply:

1. All persons covered by this code (i.e., all "supervised persons") must promptly report any violations of this Code to the CCO or, is she is unavailable, to another member of Patterson's Compliance Staff, who shall transmit the report to the CCO at the earliest possible time.

2. The CCO shall be responsible for advising the other members of Patterson's Executive Management Team about any material code violations and making a recommendation regarding any disciplinary action to be imposed.

3. Patterson shall annually furnish to the Board of any funds for which Patterson serves as an investment adviser or sub-adviser a written report that describes any issues arising under the firm's code of ethics since the last report, including, but not limited to, information about material violations of the code that occurred since the last report and any sanctions imposed in response to such violations, in compliance with Rule 17j-1. Patterson's report to the Board also must certify that it has adopted procedures reasonably necessary to prevent Patterson's access persons from violating the code.

4. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Section IX        Record Keeping
                  --------------

As required by Investment Advisers Act Rules 204-2(a) (12) and (13) and/or Investment Company Act Rule 17j-1(f), Patterson shall maintain at its principle place of business:

1. A copy of Patterson's code of ethics that is in effect, or at any time within the past five (5) years was in effect.
2. A record of any violation of the code of ethics, and of any action taken as a result of such violation, for five years from the end of the fiscal year in which the violation occurred.
3. A record of all written acknowledgements for each person who is currently, or within the past five (5) years was, a "person covered by this code" as defined in section I (i.e., a "supervised person").
4. A copy of each personal securities report made pursuant to Section V of this code, including any brokerage confirmation and account statements submitted in lieu of or as part of such reports, for five years after the end of the fiscal year of the fiscal year in which the report was submitted.
5. A record of the names of persons who are currently, or within the past five (5) years were, required to submit personal securities reports pursuant to Section IV of this code (i.e., all "access persons").
6. A record of any decision, and the reasons supporting the decision, approving an employee's acquisition of securities through an IPO or limited offering, for five (5) years after the end of the fiscal year in which the approval was granted.
7. Records of any decisions that grant employees a waiver from or exception to the code, for five (5) years after the end of the fiscal year in which the waiver or exception was granted.
8. A record of any persons designated by the CCO as Reviewers along with the period they were so designated, for five (5) years after the end of the fiscal year in which such person was last designated as a Reviewer.
9. Copies of annual reports filed by Patterson with the Board of Directors of any mutual funds for which Patterson serves as an adviser or sub-adviser, for five (5) years after the end of the fiscal year in which the report was filed.

In addition, Patterson shall maintain at its principal place of business, for no less than five (5) years after the fiscal year in which such record was made or submitted, any other records required to be made or submitted in accordance with this code.

          ACKNOWLEDGMENT


                  I hereby acknowledge that I have received an updated copy of The Patterson Capital Corporation's Code of Ethics, including all amendments adopted as of this date.

Date:                                 Print Name:
      ----------------------                     ------------------------------


                                      Signature:
                                                -------------------------------